Exhibit 10.36

OFFICE LEASE AGREEMENT

CYPRESS SEMICONDUCTOR CORPORATION, as Landlord,

and

SUNPOWER CORPORATION, as Tenant

Dated: May 15, 2006

OFFICE LEASE AGREEMENT

This Office Lease Agreement (the “Lease”) is made and entered into as of May 15, 2006 (the “Effective Date”), by and between CYPRESS SEMICONDUCTOR CORPORATION, as Landlord, and SUNPOWER CORPORATION, as Tenant.

BASIC TERMS

The following terms (the “Basic Terms”) are hereby incorporated into and made a part of this Lease. Each reference in this Lease to the Basic Terms shall mean the information set forth below and shall be construed to incorporate all of the terms provided under the particular section in this Lease pertaining to such information. In the event of a conflict between the Basic Terms and the particular section in this Lease, the particular section shall prevail.

1.	Landlord:	Cypress Semiconductor Corporation 198 Champion Court San Jose, CA 95134

2.	Rent Payment Address:	Cypress Semiconductor Corporation 198 Champion Court San Jose, CA 95134

3.	Property Manager:	Cypress Semiconductor Corporation 198 Champion Court San Jose, CA 95134 Attention: Facilities Director

4.	Address of Landlord for Notices:	Cypress Semiconductor Corporation 198 Champion Court San Jose, CA 95134

5.	Tenant:	Sunpower Corporation

6.	Address of Tenant for Notices:	Sunpower Corporation 3939 North First Street Attn: Manny Hernandez Telephone No: 408-240-5500

7.	Premises:	Approximately 43,732 rentable square feet. The Premises are located within the Building as shown on Exhibit “A”. (See Section 1.1).

8.	Term:	60 months. (See Section 1.2)

9.	Base Rent:

	Lease Months	Monthly Base Rent / SF	Monthly Base Rent

	1-2	$0 / SF	$0 / SF
	3-12	$2.16 / SF	$94,461
	13-24	$2.25 / SF	$98,397
	25-36	$2.34 / SF	$102,333
	37-48	$2.43/ SF	$106,269
	49-60	$2.53 / SF	$110,642

10.	Security Deposit:	None

ARTICLE 1

LEASE OF PREMISES AND LEASE TERM

1.1 Premises    Landlord, for and in consideration of the rents, covenants and agreements hereinafter set forth, hereby leases to Tenant and Tenant hereby leases from Landlord, upon and subject to the terms, covenants and conditions hereinafter set forth, certain space improved with the “Tenant Improvements” (as defined in Exhibit “D”), situated within the office building commonly known as Building #3, (the “Building”), located at 3939 North First Street (the “Land”) and shown and designated on the floor plan attached hereto as Exhibit “A” (the “Floor Plan”) and incorporated herein (the “Premises”). The Land and Building on the campus are sometimes referred to herein collectively as the “Property.” The Premises shall contain approximately 43,732 square feet.

1.2 Term, Delivery and Commencement    The term of this Lease shall commence on May 1, 2006 (the “Commencement Date”) and end on April 30, 2011 (the “Term”). Such term shall be renewable for subsequent one year periods on terms mutually agreed to by the Parties hereto. Any reference to “Lease Year” shall refer to each consecutive twelve (12) month period during the Term commencing on the Commencement Date. However, if the Commencement Date occurs on a day which is not the first day of the calendar month, then the first Lease Year shall be for a period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs plus the following twelve (12) consecutive calendar months. Any reference to “Lease Month” shall refer to each consecutive calendar month during the Term commencing on the Commencement Date. However, if the Commencement Date occurs on a day which is not the first day of the calendar month, then the first Lease Month shall be for a period beginning on the Commencement Date and ending on the last day of the calendar month immediately following the month in which the Commencement Date occurs.

Tenant shall not occupy the Premises before the Commencement Date without Landlord’s prior written consent. Any early occupancy of the Premises by Tenant shall be solely for the installation of Tenant’s furniture, fixtures and equipment and shall be subject to all of the terms and conditions of this Lease other than the obligation to pay Base Rent (as defined in Section 2.1) and Additional Rent (as defined in Section 2.2).

1.3 Tenant Improvements    Landlord shall use commercially reasonable efforts to achieve substantial completion of the Tenant Improvements on or before the Commencement Date. The cost completion of the Tenant Improvements shall be paid by Landlord, but only up to the amount of the Improvement Allowance defined in Section 2.3. Any excess cost of the Tenant Improvements shall be paid by Tenant as provided in Section 2.3. All Additional Work (as defined in Exhibit “D”) shall be paid for solely by Tenant.

ARTICLE 2

RENTAL AND OTHER PAYMENTS

2.1 Base Rent    Commencing July 3, 2006, Tenant covenants to pay Landlord in advance on the first day of each and every calendar month during the Term, without notice, demand, offset, abatement or deduction, except as expressly provided elsewhere in this Lease, at the address of Landlord specified at Item 2 of the Basic Terms, or at such other place as Landlord may from time to time designate in writing, the rental specified at Item 9 of the Basic Terms (the “Base Rent”). In the event the Commencement Date is not the first day of a calendar month and there are less than fifteen (15) days remaining in such month, Tenant shall pay to Landlord the Base Rent for such partial month and the next succeeding month on or before the Commencement Date. Base Rent for any partial month shall be prorated on the basis of the number of days within such calendar month.

2.2 Additional Rent    All charges payable by Tenant other than Base Rent, however denoted (including, but not limited to, any interest payable by Tenant hereunder but excluding the Cost Differential (as defined below)), shall be deemed “Additional Rent.” Unless this Lease provides otherwise, all Additional Rent shall be paid with the next installment of Base Rent falling due. Additional Rent for any partial month shall be prorated on the basis of the number of days within such calendar month. All payments of Additional Rent that are paid pursuant to an estimation provided by Landlord to Tenant shall be payable without further demand therefor.

2.3 Improvement Allowance    Landlord shall provide Tenant an allowance of $400,000 (the “Improvement Allowance”) to be applied to the Cost of Tenant Improvements (as defined in Exhibit “D”). The Improvement Allowance shall be used to complete the Tenant Improvements and shall not be used to pay for any of the Additional Work. In the event the Cost of Tenant Improvements exceeds the Improvement Allowance (the difference being defined as the “Cost Differential”), pursuant to Exhibit “D”, Tenant will pay 100% of the Cost Differential immediately when due. In no event shall the Cost Differential be deemed Additional Rent payable hereunder, but rather, the Cost Differential shall be deemed paid for by Tenant Landlord shall be entitled to recover possession of the Premises in the event Tenant should fail to pay the Cost Differential when due.

2.4 Delinquent Rental Payments    Any installment of Base Rent, Additional Rent or any other charge payable by Tenant under the provisions hereof and not paid within ten (10) days of when due will be considered delinquent. Such delinquencies shall bear interest at Prime, as hereafter defined, plus eight percent (8%) per annum, not to exceed the maximum interest rate permitted by law (the “Maximum Rate of Interest”) from the date when the same is due hereunder through the date the same is paid, provided, however, Landlord agrees to waive the application of the Maximum Rate of Interest on the first three delinquencies in any 12 month period provided Tenant fully pays such delinquencies within 30 days of the original due date. For purposes of this Lease, the term “Prime” shall mean the rate published from time to time by The Wall Street Journal (or any successor publication to The Wall Street Journal) as the “Prime Rate”. If The Wall Street Journal (or any successor publication) should cease to publish a “Prime Rate”, then Landlord shall select the rate of a financial institution located within the State of California (the “State”) to be substituted therefor. The right to require payment of interest shall be in addition to all of Landlord’s rights and remedies hereunder, at law or in equity.

2.5 Independent Obligations    Any term or provision of this Lease to the contrary notwithstanding, the covenants and obligations of Tenant to pay Base Rent, Additional Rent or any other amounts due hereunder shall be independent from any obligations, warranties or representations of Landlord hereunder. Base Rent and Additional Rent are sometimes collectively referred to herein as “Rent” or “rent.”

2.6 Tax on Rent    Tenant shall pay, also as Additional Rent, any sales tax or excise tax on rents, gross receipts or other tax (however described [excluding income taxes]), which is levied or assessed by the United States of America or the State or any political subdivision thereof, against Landlord in respect to the Base Rent, Additional Rent, or other charges reserved under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease.

ARTICLE 3

OPERATING EXPENSES—DEFINITION

3.1 Operating Expenses

“Operating Expenses” shall mean all expenses incurred with respect to the ownership, maintenance and operation of the Property as determined by Landlord including, but not limited to the following: all Taxes (as defined below); insurance premiums; maintenance and repair costs; steam, electricity (including the cost of changing electric utility suppliers), water, sewer, gas and other utility charges; waste water treatment or operating plants; fuel; lighting; window washing; janitorial services; trash and rubbish removal; security guard services (in the event Landlord elects, in its sole discretion, to utilize such service); wages payable to employees of Landlord, whose duties are connected with the operation or maintenance of the Property (but only for the portion of time allocable to work related to the Property), together with all payroll taxes, unemployment insurance, vacation allowances and disability, pension, profit sharing, hospitalization, retirement and other so-called fringe benefits paid in connection with such employees amounts paid to contractors or subcontractors for work or services performed in connection with the operation and maintenance of the Property; all costs of supplies and materials used in connection with the operation and maintenance of the Property; any expense imposed upon Landlord, its contractors or subcontractors pursuant to law or any collective bargaining agreement covering such employees; all services, supplies, repairs, replacements or other expenses for maintaining and operating the Property; reasonable management fees; common expenses of the Building within the office park, including without limitation, any common area maintenance charges charged for the campus; such other expenses as may be ordinarily incurred in the operation and maintenance of an office complex similar to the Property, the cost of capital improvements to the Property (which shall be reasonable and customary for properties comparable to the Premises, Building or Land), and any maintenance, improvements, repairs or alterations to the Property required under any governmental laws, regulations or ordinances, and any expenses incurred by Landlord in connection with city sidewalks adjacent to the Property, any pedestrian walkway system and any other public facility to which Landlord or the Property are subject to. The term “Taxes” shall mean any general real property tax, improvement tax, assessment, special assessment, reassessment, levy, charge, penalty or similar imposition whatsoever imposed by any authority having the direct or indirect power to tax, including but not limited to, (a) any city, county, state or federal entity, (b) any school, agricultural, lighting, drainage or other improvement or special assessment district, (c) any agency, or (d) any private entity having the authority to assess the Property pursuant to the Permitted Encumbrances. Taxes shall also include (i) all charges or burdens of whatsoever kind and nature incurred in the use, occupancy, ownership, operation, leasing or possession of the Property, without particularizing by any known name and whether any of the foregoing be general, special, ordinary, extraordinary, foreseen or unforeseen, (ii) any tax or charge for fire protection, street lighting, streets, sidewalks, road maintenance, refuse, sewer, water or other services provided to the Property, and (iii) all costs and expenses, including reasonable attorneys’ fees, incurred in connection with any appeal or contest of Taxes by Landlord pursuant to Section 4.8 below.

3.2 Excess Operating Expenses

“Excess Operating Expenses” shall mean any Operating Expenses (i) due and payable by Landlord and (ii) contemplated by Section 3.1 above, but not specifically addressed on Exhibit C or the amount of Operating Expenses that exceeds, on a line item basis, the amount of Operating Expenses set forth on Exhibit C.

3.3 Tenant’s Prorata Share of Excess Operating Expenses.

“Tenant’s Prorata Share of Excess Operating Expenses”    (based on the rentable square footage of the Premises divided by 61,975 the total rentable square footage of the Building), shall mean 72% of the Excess Operating Expenses for the applicable calendar year. Landlord agrees to credit Tenant $1,940 per month for SLM’s office electrical use and the cost of the electricity usage for Landlord’s data center, as shown on the UPS amp meter located on the Premises, against Tenant’s Prorata Share of Excess Operating Expenses for the Electric and N. Gas line items outlined Exhibit C. These two credits are estimates and may be adjusted from time to time based on varying electric loads.

ARTICLE 4

OPERATING EXPENSES—PAYMENT

4.1 Payment of Excess Operating Expenses    Tenant covenants and agrees to pay during the Term, as Additional Rent, Tenant’s Prorata Share of Excess Operating Expenses, which are due and payable during any calendar year of the Term. Tenant’s Prorata Share of Excess Operating Expenses due and payable during the calendar year in which the Lease commences or terminates shall be prorated as of the Commencement Date or termination date, as applicable, based upon the number of days of the Term within said calendar year compared to three hundred sixty-five (365) days.

4.2 Estimation of Tenant’s Prorata Share of Excess Operating Expenses    Landlord may estimate for each calendar year of the Term (a) Excess Operating Expenses, (b) Tenant’s Prorata Share of Excess Operating Expenses and (c) monthly Additional Rent attributable to Tenant’s Prorata Share of Excess Operating Expenses. Said estimates shall be in writing and shall be delivered to Tenant at the addresses if specified in the Basic Terms.

4.3 Payment of Estimated Prorata Share of Excess Operating Expenses    Tenant shall pay, as Additional Rent, the estimated amount of Excess Operating Expenses for each calendar year of the Term in monthly installments, in advance, on the first day of each month during such calendar year. In the event that said estimates are delivered to Tenant after the first day of January of the applicable calendar year, said estimated amount shall be payable as Additional Rent upon demand by Landlord.

4.4 Re-Estimation of Tenant’s Prorata Share of Excess Operating Expenses    From time to time during any calendar year of the Term, Landlord may re-estimate the amount of Excess Operating Expenses and Tenant’s Prorata Share of Excess Operating Expenses. In such event, Landlord shall also re-estimate the monthly Additional Rent attributable to Tenant’s Prorata Share of Excess Operating Expenses for such calendar year in an amount sufficient to pay the re-estimated amount over the balance of such calendar year after giving credit for payments made by Tenant on the previous estimate. Such re-estimate shall be delivered to Tenant in writing in the manner specified in Section 4.2. Tenant shall pay said re-estimated amount upon demand by Landlord.

4.5 Confirmation of Tenant’s Prorata Share of Excess Operating Expenses    After the end of each calendar year of the Term, Landlord shall determine the actual amount of Excess Operating Expenses and Tenant’s Prorata Share of Excess Operating Expenses for such expired calendar year and deliver a written statement of the amount thereof to Tenant no later than 30 days following the last day of Landlord’s fiscal year. If for any calendar year Tenant paid less than the amounts specified in said certification, Tenant shall pay the unpaid portion of the same within ten (10) days after receipt of such certification.

4.6 [Reserved]

4.7 Personal Property Taxes    Tenant shall pay, prior to delinquency, all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall use its best efforts to have such trade fixtures, furnishings, equipment and personal property taxed separately from the Property. If any of Tenant’s trade fixtures, furnishings, equipment and personal property is taxed with the Property, Tenant shall pay Landlord for such taxes within fifteen (15) days after Tenant receives a written statement from Landlord for the same.

4.8 Landlord’s Right to Contest Taxes    Landlord shall have the right, but not the obligation, to contest the amount or validity, in whole or in part, of any of the Taxes. All reasonable costs incurred in connection with any such contests by Landlord including, without limitation, reasonable, actual fees and expenses of tax consultants and attorneys, shall be included in Operating Expenses.

4.9 [RESERVED]

4.10 Additional Services, Utilities, Maintenance, Repairs and Replacements    The costs of all other services or utilities including but not limited to, DI water usage, acid waste neutralization, maintenance, consumables, repairs and replacements to systems in or about the Premises or Property used by Tenant and refuse removal, dumpster and janitorial services (to the extent Tenant’s use exceeds the normally scheduled service) shall be borne solely by Tenant. Tenant shall reimburse Landlord quarterly or monthly for the same as Additional Rent upon demand by Landlord.

ARTICLE 5

USE

5.1 Permitted Use    Tenant may use the Premises for general office and photovoltaic R&D purposes only and for no other purpose. Tenant shall not use the Property, or knowingly permit the Property to be used, in violation of any Laws (as defined in Section 5.4) or in any manner which would (a) violate any certificate of occupancy affecting the Property, (b) make void or voidable any insurance now or hereafter in force with respect to the Property, (c) cause structural injury to the Property, (d) cause the value or usefulness of the Property or any portion thereof to substantially diminish (reasonable wear and tear excepted), or (e) constitute a public or private nuisance or waste. Promptly upon discovery of any prohibited use, Tenant will take all necessary steps to discontinue such use.

5.2 Acceptance of Premises.    Tenant acknowledges that neither Landlord, nor any agent, contractor or employee of Landlord has made any representation or warranty of any kind whatsoever with respect to the Premises or the Building, specifically including but not limited to, suitability or fitness for any particular purpose.

5.3 Increased Insurance    Tenant shall not, without Landlord’s prior written consent, do or permit to be done anything which will (a) increase the premium of any insurance policy maintained by Landlord covering the Premises or the Property, (b) cause a cancellation of or be in conflict with any such insurance policy; (c) result in a refusal by any insurance company in good standing to issue or continue any such insurance in amounts satisfactory to Landlord; or (d) subject Landlord to any liability or responsibility for injury to any person or property by reason of any operation in the Premises or use of the Property. Tenant shall, at Tenant’s expense, comply with all rules, orders, regulations and requirements of insurers and of the American Insurance Association or any other organization performing a similar function. Tenant shall promptly, upon demand, reimburse Landlord for any additional premium charges for such policy or policies caused by reason of Tenant’s failure to comply with the provisions of this section, it being understood that demand for reimbursement shall not be Landlord’s exclusive remedy.

5.4 Laws, Rules and Regulations    Tenant acknowledges that this Lease is subject and subordinate to all liens, easements, declarations, encumbrances, deeds of trust, reservations, restrictions and other matters affecting the Property (the “Permitted Encumbrances”) and any law, regulation, rule, order or ordinance of any governmental entity, applicable to the Property or the use or occupancy thereof in effect on or after the Effective Date (the “Laws”) or any of the Rules and Regulations (as defined below) promulgated by Landlord. Tenant shall not violate any Permitted Encumbrances, Laws or Rules and Regulations. Tenant shall, upon Landlord’s request, complete, execute and deliver any confirmation, certificate or document requested by Landlord.

5.5 Common Areas    Landlord hereby grants to Tenant the non-exclusive right, together with all other occupants of the Building and their agents, employees and invitees, to use the parking areas, driveways, lobby areas and other common areas of the Property designated by Landlord from time to time (the “Common Area”). Landlord shall have the sole and exclusive control of the Common Area, as well as the right to make changes to the Common Area. Landlord’s rights shall include, but not be limited to, the right to (a) restrain the use of the Common Area by unauthorized persons; (b) place permanent or temporary kiosks, displays, carts or stands in the Common Area and to lease same to tenants; (c) temporarily close any portion of the Common Area (i) for repairs, improvements or alterations, (ii) to discourage unauthorized use, (iii) to prevent dedication or an easement by prescription, or (iv) for any other reason deemed sufficient in Landlord’s judgment; (d) change the shape and size of the Common Area, add, eliminate or change the location of any improvements located on the Common Area and construct buildings on the Common Area, provided that any such changes shall not materially and adversely affect Tenant’s use of the Common Area; and (e) impose Laws concerning use of the Common Area, including the right to exclude Tenant, its agents, employees and invitees, from parking in designated portions of the parking facilities comprising a portion of the Common Area.

5.6 Parking.    Tenant’s shall have a right to four unreserved parking spaces for every 1000 rentable square feet rented under this Lease,which spaces shall be located in the Common Area. Such parking spaces shall be provided to Tenant at no charge throughout the Term of this Lease. Tenant agrees that its use of such parking facilities shall not exceed the number of spaces provided in this Section 5.6.

5.7 Americans with Disabilities Act    Landlord makes no representations or warranties that the Property complies with the Americans with Disabilities Act of 1990, as amended (the “ADA”). Tenant shall be responsible for any corrections to any violation of the ADA within the Premises or Property as a result of Tenant Alterations.

ARTICLE 6

HAZARDOUS MATERIALS

6.1 Compliance with Hazardous Materials Laws    With the exception of the Permitted Substances specified in Exhibit B, Tenant shall not cause or permit any hazardous materials or hazardous substances (as addressed in any applicable state, federal or local environmental Laws) to be brought upon, released, stored, kept, used or disposed on the Premises, Building, Land or Property by Tenant, its agents, employees, contractors or invitees, except for de minimis amounts of materials, such as copying machine fluids, which are customary for general office use and which are present in the Premises strictly in compliance with all applicable Laws.

6.2 Indemnification    Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and protect Landlord against, and hold Landlord free and harmless from, any and all claims, liabilities, damages, costs, penalties, forfeitures, losses or expenses (including attorneys’ fees and the costs and expenses of enforcing this indemnity) (the “Claims”) for death or injury to any person or damage to any property whatsoever arising or resulting in whole or in part, directly or indirectly, from the presence, treatment, storage, transportation, disposal, release or management of hazardous materials or substances resulting from or in any way related to Tenant’s use or occupancy of the Premises. Tenant’s obligations hereunder shall include, without limitation and whether foreseeable or unforeseeable, the costs of (a) any required or necessary repair, clean-up, detoxification or decontamination of the Property, (b) the implementation of any closure, remediation or other required action in connection therewith (c) any penalties or costs imposed on Landlord by any third party and (d) any costs and fees incurred in the enforcement of the indemnity action. The obligations of Tenant under this section shall survive the expiration or other termination of this Lease.

ARTICLE 7

SERVICES

7.1 Landlord’s Obligations. Landlord shall provide the following services, the cost of which shall be deemed Operating Expenses:

7.1.1 Janitorial Service. Nightly Janitorial services on Monday through Friday in the Premises, including cleaning, upkeep, trash removal, vacuuming, maintenance of towels, tissue and other restroom supplies and such other work as is customarily performed in connection with nightly Janitorial services in office complexes similar in construction, location, use and occupancy to the Property.

7.1.2 Utilities    Electrical energy for lighting and operation of office machines, air conditioning and heating as required for general office use and photovoltaic R&D purposes during the hours specified in subsection 7.1.3. The electrical energy provided will be sufficient for operation of personal computers and other equipment of similar low electrical consumption, and for customary fluorescent office lighting but will not be sufficient for main frame computers, computer rooms or for non-standard lighting. Tenant shall not use any equipment or lighting requiring electrical energy in excess of the above standards without receiving Landlord’s prior written consent, which consent shall not be unreasonably withheld but may be conditioned upon Tenant paying all costs of installing the equipment and facilities necessary to furnish such excess energy and an amount equal to the average cost per unit of electricity for the Building applied to the excess use as determined by an engineer selected by Landlord. All standard lighting bulbs, tubes, ballasts and starters within the Premises shall be replaced by Landlord as an Operating Expense. Any non-standard lighting bulbs, tubes, ballasts and starters within the Premises shall be replaced by Tenant. Tenant will pay actual building meter charges less credits given for Landlord’s data room electricity and SLM’s office electricity as described in section 3.3

7.1.3 Heating and Air Conditioning.    Heat and air conditioning, sufficient to maintain comfortable temperatures in Landlord’s judgment, Monday through Friday from 8:00 a.m. to 6:00 p.m. This is the current energy management schedule, however, since tenant is responsible for actual utility costs, different schedules will be set as requested by tenant.

7.1.4 Water.    Hot and cold water from the standard building outlets for lavatory, restroom and drinking purposes. Special water requests such as DI will be handled on a project request basis. Maintenance and consumables for such systems will be the responsibility of the Tenant.

7.1.5 Other Provisions Relating to Services.    No interruption in, or temporary stoppage of, any of the aforesaid services shall be deemed an eviction or disturbance of Tenant’s use and possession, relieve Tenant from any obligation herein set forth or render Landlord liable for damages or abatement of rent.

7.1.6 Effects on Utilities.    Tenant shall not, without the prior written consent of Landlord, use any apparatus or device in or about the Premises which causes substantial noise or vibration. Tenant shall not connect any apparatus or device to electrical current or water except through the electrical and water outlets installed as part of the Landlord’s Improvements or Tenant Improvements.

ARTICLE 8

MAINTENANCE AND REPAIR

8.1 Landlord’s Obligations    Except as otherwise provided in this Lease, Landlord shall repair and maintain the following in good order, condition and repair: (a) the foundations, exterior walls and roof of the Building, (b) the electrical, mechanical, plumbing, heating and air conditioning systems, facilities and components located in the Building which are concealed and used in common by all tenants of the Property and (c) the Common Area. Landlord shall also maintain and repair plate glass and the exterior surfaces of walls that are adjacent to Common Area, unless such maintenance and repair becomes necessary in whole or in part due to (i) the negligence of Tenant, its employees, agents, customers, licensees or invitees in or about the Premises or Property, or (ii) damage caused by breaking and entering into the Premises. The cost of Landlord’s repair and maintenance hereunder shall be included in Operating Expenses. Neither Base Rent nor Additional Rent shall be reduced, nor shall Landlord be liable, for loss or injury to or interference with property, profits or business arising from or in connection with any such repairs or maintenance.

8.2 Tenant’s Obligations    Tenant, at Tenant’s sole cost and expense, shall keep and maintain the Premises (including all non-structural interior portions, systems and equipment; interior surfaces of exterior walls, interior moldings, partitions and ceilings; and interior electrical, lighting and plumbing fixtures) in as good order, condition and repair as they were on the Commencement Date, reasonable wear and tear and damage from fire and other casualties excepted.

In the event that compliance with any Laws is required, which is due in whole or in part to Tenant’s specific use of the Premises (as opposed to general office use) and/or Tenant’s specific actions or inactions with respect to the Premises, the cost of compliance shall be Tenant’s sole responsibility. Likewise, in the event any governmental authority requires any alterations to the Building or the Premises as a result of Tenant’s particular use of the Building or as a result of any alterations to the Premises by Tenant, Tenant shall be obligated for the cost of all such alterations. In the event such alterations involve the structural, mechanical, electrical, life safety or heating and air conditioning systems of the Building (“Structural Alterations”), Landlord shall have a right to reject the performance of such alterations. If Landlord consents to such alterations, Landlord shall make such repairs after Tenant deposits with Landlord an amount sufficient to pay for the cost thereof. In the event the alterations are not Structural Alterations, Tenant shall make the repairs, at Tenant’s sole cost and expense, subject to the requirements of Article 9 below.

Tenant shall keep the Premises in a neat and sanitary condition and shall not commit any nuisance or waste on the Premises or in, on or about the Property. All uninsured damage or injury to the Premises or to the Property caused by Tenant installing, removing or transporting any furniture, fixtures, equipment or other property of Tenant, its agents, contractors, servants or employees shall be repaired, restored and replaced promptly by Tenant at its sole cost and expense to the satisfaction of Landlord. Tenant shall be solely responsible for, shall indemnify, protect and defend Landlord against and hold Landlord harmless from, any penetrations or perforations of the roof or exterior walls to the Building caused by Tenant. It is the intention of Landlord and Tenant that Tenant shall maintain the Premises in a first-class and fully operative condition. All repairs made by Tenant shall be at least equal in quality and workmanship to the original work and shall be made by Tenant in accordance with all Laws. The maintenance obligations of Tenant shall apply even if Tenant has vacated the Premises.

8.3 Tenant’s Waiver of Claims Against Landlord    Except as otherwise expressly provided in Exhibit “D” or elsewhere in this Lease, Landlord shall not be required to furnish any services or facilities, or make any repairs or alterations, in, about or to the Premises or the Property.

ARTICLE 9

CHANGES AND ALTERATIONS

9.1 Landlord Approval    Tenant shall not make any alterations, additions or improvements involving either (a) the structural, mechanical, electrical, plumbing, fire/life safety, heating, ventilating or air conditioning systems of the Building, or (b) any portion of the Property outside of the interior of the Premises. In addition, Tenant shall not make any other alterations, additions or improvements to the Premises or Property (the “Alterations”) without Landlord’s prior written consent, which consent Landlord may grant, withhold or condition in its discretion. Along with any request for Landlord’s consent and before commencement of the Alterations or delivery of any materials to be used in the Alterations, Tenant shall furnish Landlord with plans and specifications, and names and addresses of prospective contractors. All Alterations shall be constructed (a) promptly by a contractor approved in writing by Landlord in its sole discretion, (b) in a good and workmanlike manner, (c) in compliance with all applicable Laws, (d) with FM Global, and (e) in accordance with all orders, rules and regulations of the Board of Fire Underwriters where the Premises are located or any other body exercising similar functions.

9.2 Tenant Responsibility for Cost and Insurance    Tenant shall pay the cost and expense of all Alterations, including a 10% management fee for Landlord’s review, inspection and engineering time and for any painting, restoring or repairing of the Premises or the Building occasioned by the Alterations. Prior to commencement of construction of the Alterations, Tenant shall deliver the following in form and amount satisfactory to Landlord: (a) demolition and/or lien and completion bonds, (b) builder’s all risk insurance, (c) commercial general liability insurance insuring against construction related risks and copies of contracts and all necessary permits and licenses.

9.3 Construction Obligations and Ownership Tenant shall permit Landlord to inspect construction of the Alterations. Upon completion of the Alterations, Tenant shall furnish Landlord with contractor affidavits, unconditional lien releases, full and final waivers of liens (in form satisfactory, under applicable Laws, to extinguish all lien rights) and receipted bills covering all labor and materials expended and used in connection with the Alterations. Tenant shall promptly remove any Alterations constructed and restore the Premises or Property to its original condition prior to or at expiration as directed by Landlord. Unless otherwise directed by Landlord or otherwise provided for herein, all Alterations made or installed by Tenant shall become the property of and be surrendered to Landlord upon termination of this Lease without payment therefor by Landlord.

9.4 Liens    Tenant shall keep the Premises free from any mechanics’, materialmen’, designers’ or other liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant. If any such liens are filed and Tenant does not provide for release of the same of record, or provide Landlord with a bond or other surety satisfactory to Landlord protecting Landlord and the Property against such liens, within thirty (30) days after such filing, Landlord may without waiving its rights and remedies based upon such breach by Tenant and without releasing Tenant from any obligations hereunder, cause such liens to be released by any means it shall deem proper, including payment of the claim giving rise to such lien or posting a bond to cause the discharge of such lien. In such event, all amounts paid by Landlord shall immediately be due and payable by Tenant as Additional Rent.

NOTHING IN THIS LEASE SHALL BE DEEMED TO BE, OR CONSTRUED IN ANY WAY AS CONSTITUTING, THE CONSENT OR REQUEST OF LANDLORD, EXPRESSED OR IMPLIED, BY INFERENCE OR OTHERWISE, TO ANY PERSON, FIRM OR CORPORATION FOR THE PERFORMANCE OF ANY LABOR OR THE FURNISHING OF ANY MATERIALS FOR ANY CONSTRUCTION, REBUILDING, ALTERATION OR REPAIR OF OR TO THE PREMISES OR ANY PART THEREOF, NOR AS GIVING TENANT ANY RIGHT, POWER OR AUTHORITY TO CONTRACT FOR OR PERMIT THE RENDERING OF ANY SERVICES OR THE FURNISHING OF ANY MATERIALS WHICH MIGHT IN ANY WAY GIVE RISE TO THE RIGHT TO FILE ANY LIEN AGAINST THE BUILDING OR LANDLORD’S INTEREST IN THE PREMISES. TENANT SHALL NOTIFY ANY CONTRACTOR PERFORMING ANY CONSTRUCTION WORK IN THE PREMISES ON BEHALF OF TENANT THAT THIS LEASE SPECIFICALLY PROVIDES THAT THE INTEREST OF LANDLORD IN THE PREMISES SHALL NOT BE SUBJECT TO LIENS FOR IMPROVEMENTS MADE BY TENANT, AND NO MECHANIC’S LIEN OR OTHER LIEN FOR ANY SUCH LABOR, SERVICES, MATERIALS, SUPPLIES, MACHINERY, FIXTURES OR EQUIPMENT SHALL ATTACH TO OR AFFECT THE STATE OR INTEREST OF LANDLORD IN AND TO THE PREMISES, THE BUILDING, OR ANY

PORTION THEREOF. IN ADDITION, LANDLORD SHALL HAVE THE RIGHT TO POST AND KEEP POSTED AT ALL REASONABLE TIMES ON THE PREMISES ANY NOTICES WHICH LANDLORD SHALL BE REQUIRED SO TO POST FOR THE PROTECTION OF LANDLORD AND THE PREMISES FROM ANY SUCH LIEN. TENANT AGREES TO PROMPTLY EXECUTE SUCH INSTRUMENTS IN RECORDABLE FORM IN ACCORDANCE WITH THE TERMS AND PROVISIONS OF FLORIDA STATUTE 713.10.

9.5 Indemnification    Tenant hereby agrees to indemnify, protect and defend Landlord against, and hold Landlord and the Property harmless from, any liability, cost, obligation, expense (including without limitations reasonable attorneys’ fees and expenses incurred in enforcing this indemnity), relating to or arising out of any mechanics’, materialmen’, designers’ or other liens in any manner relating to or arising out of any work performed, materials furnished or obligations incurred by or for Tenant or any person or entity claiming by, through or under Tenant.

ARTICLE 10

RIGHTS RESERVED BY LANDLORD

10.1 Landlord’s Entry    Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to: (a) inspect the Premises; (b) show the Premises to prospective purchasers, mortgagees, tenants and underlying landlords; or (c) otherwise exercise and perform Landlord’s rights and obligations under this Lease. In the case of an emergency, Landlord and/or its authorized representatives may enter the Premises at any time using any and all means which Landlord may deem proper. Entry into the Premises by Landlord in the event of any emergency shall not be construed as a forcible or unlawful entry into, or detainer of, the Premises or as an eviction of Tenant from the Premises or any portion thereof.

Tenant shall permit Landlord (or its designees) to erect, use, maintain, replace and repair pipes, cables, conduits, plumbing and vents, and telephone, electric and other wires or other items, in, to and through the Premises, as and to the extent that Landlord may now or hereafter deem necessary or appropriate for the proper operation and maintenance of the Building.

10.2 Landlord’s Cure    If Tenant shall default in the performance of its obligations under this Lease and if such default is not cured within the applicable periods provided in Article 15, Landlord may but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults. If there are any outstanding monetary obligations of Tenant under this Lease attributable to the period prior to the expiration or termination of this Lease, such obligations shall survive the termination or expiration of this Lease and such amount shall be payable to Landlord within ten (10) days after receipt of notice therefor from landlord.

ARTICLE 11

INSURANCE

11.1 Landlord’s Casualty Insurance Obligations    Landlord shall keep the Property insured for the benefit of Landlord, its lenders and agents, in an amount in Landlord’s sole discretion which may include:

(a) loss or damage by fire; and

(b) such other risk or risks which are customarily covered with respect to buildings and improvements similar in construction, general location, use, occupancy and design to the Property, including but not limited to windstorms hail, explosion, vandalism, malicious mischief civil commotion and such other coverage as Landlord may deem appropriate or necessary.

Tenant acknowledges and accepts that Landlord may self-insure all or a potion of the Building, Land, Property or Premises. These insurance provisions shall not limit or modify the obligations of Tenant under any provision of this Lease. Such policy or policies of insurance shall permit releases of liability as provided herein and/or waiver of subrogation as to Tenant. Landlord waives, releases and discharges Tenant from all claims or demands whatsoever which Landlord may have or acquire arising out of damage to or destruction of the Property, or loss of use thereof, occasioned by fire or other casualty, which claim or demand may arise because of the negligence or fault of Tenant, its agents, employees, customers or business invitees, and Landlord agrees to look to the insurance coverage only in the event of such loss. Notwithstanding the foregoing or anything to the contrary elsewhere in this Lease, Tenant shall be obligated to continue to pay Rent in the event of damage to or destruction of the Premises or the Property if such damage or destruction is occasioned by the negligence or fault of Tenant, its agents, employees, customers or business invitees. Premiums paid for insurance under this section shall be included in Operating Expenses.

11.2 Tenant’s Casualty Insurance Obligations    Tenant shall be solely responsible for all of its machinery, equipment, furniture, fixtures and personal property (including all property under the care, custody or control of Tenant) which may be located in, upon, or about the Premises, but shall not be obligated to keep the same insured. Tenant’s responsibility under this section shall include, but not be limited to, loss or damage by:

(a) fire; and

(b) such other risk or risks which are customarily covered with respect to a tenant’s machinery, equipment, furniture, fixtures, personal property and business located in a building similar in construction, general location, use, occupancy and design to the Property, including but not limited to, windstorms hail, explosions, vandalism, theft, malicious mischiefs civil commotion and such other coverage as Tenant may deem appropriate or necessary.

To the extent Tenant keeps such insurance coverage, all policy or policies of insurance shall permit release of liability as provided herein and/or waiver of subrogation as to Landlord. Tenant waives, releases and discharges Landlord, Landlord’s lenders and its agents, employees and contractors, from all claims or demands whatsoever which Tenant may have or acquire arising out of damage to or destruction of the machinery, equipment, furniture, fixtures, personal property or business, and loss of use thereof, occasioned by fire or other casualty, or by any cause whatsoever, including without limitation, damage caused by the negligence or fault of Landlord, its agents, employees, contractors, and Tenant agrees to look to its insurance coverage only (or if Tenant does not elect to carry such coverage, then to Tenant’s own funds) in the event of such loss.

11.3 Landlord’s Liability Insurance Obligations    Landlord shall maintain commercial general liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Property, such insurance to afford protection to Landlord, its lenders and agents in amounts deemed reasonably to be appropriate by Landlord. Premiums paid for all insurance shall be included in Operating Expenses.

11.4 Tenant’s Liability Insurance Obligations    Tenant must maintain at its sole cost and expense commercial general liability insurance (providing coverage at least as broad as the current ISO form) with respect to the Premises and Tenant’s activities in the Premises and upon and about the Property, on an “occurrence” basis, with minimum limits of $5,000,000 each occurrence and $5,000,000 general aggregate (which may include umbrella coverages). Such insurance must include specific coverage provisions or endorsements (a) for broad form contractual liability insurance insuring Tenant’s obligations under this Lease; (b) naming Landlord and Property Manager (as defined in the Basic Terms) as additional insureds by an “Additional Insured—Managers or Lessors of Premises” endorsement (or equivalent coverage or endorsement); (c) waiving the insurer’s subrogation rights against Landlord and Property Manager, and their respective officers, directors, partners, shareholders, members and employees (collectively, the “Landlord Parties”); (d) providing Landlord with at least 30 days prior notice of modification, cancellation or expiration; (e) expressly stating that Tenant’s insurance will be provided on a primary basis and will not contribute with any insurance Landlord maintains; and (f) providing that the insurer has a duty to defend all insureds under the policy (including additional insureds), and that defense costs are paid in addition to, and do not deplete, the policy limits. If Tenant provides such liability insurance under a blanket policy, the insurance must be made specifically applicable to the Premises and this Lease on a “per location” basis.

11.5 Tenant’s Miscellaneous Insurance Obligations    Tenant’s liability insurance will be written by companies rated at least “A/VII” by A.M. Best Insurance Service and otherwise reasonably satisfactory to Landlord. Tenant will deliver a certified copy of each policy, or other evidence of insurance satisfactory to Landlord, (a) on or before the Commencement Date (and prior to any earlier occupancy by Tenant), (b) not later than 30 days prior to the expiration of any current policy or certificate, and (c) at such other times as Landlord may reasonably request. If Landlord allows Tenant to provide evidence of insurance by certificate, Tenant will deliver an ACORD Form 27 (or equivalent) certificate and will attach or cause to be attached to the certificate copies of the endorsements this Section 11.5 requires (including specifically, but without limitation, the “additional insured” endorsement).

11.6 Tenant’s Indemnification of Landlord    Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and protect Landlord, Landlord’s lenders and all Landlord Parties against, and hold Landlord, Landlord’s lenders and all Landlord Parties free and harmless from, Claims arising from (a) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to this Lease, (b) from any act or negligence on the part of Tenant or its agents, contractors, servants, employees or licensees, and (c) from any accident, injury or damage in or about the Premises and (d) from any accident, injury or damage in or about the Property to the extent caused by Tenant, its agents, contractors, servants, employees or licensees.

11.7 Tenant’s Waiver    To the extent not expressly prohibited by applicable Laws, Tenant agrees that Landlord, Landlord’s lenders, and all the Landlord Parties, shall not be liable for and expressly waives all Claims for damage to, any of Tenant’s machinery, equipment, furniture, fixtures, personal property or business, or loss of use thereof, sustained during the Term resulting directly or indirectly from (a) any existing or future condition, defect, matter or thing in the Premises, the Property or any part thereof, (b) from any equipment or appurtenances becoming out of repair, (c) any occurrence, act or omission of Landlord, its agents, employees or servants, or any other tenant or occupant of the Building or any other person. This paragraph shall apply especially but not exclusively, to damage caused by the flooding of basements or other subsurface areas and by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors, noise or the bursting or leaking of pipes or plumbing fixtures and shall apply regardless whether any such damage results from an Act of God, the act or omission of other tenants or occupants of the Property or any other persons.

11.8 Landlord’s Deductible    Provisions herein to the contrary notwithstanding, in the event any damage to the Property results from any act or omission of Tenant, its agents, employees or invitees, and all or any portion of the cost to repair the damage falls within the deductible under Landlord’s insurance policy, Tenant shall pay to Landlord the amount of such deductible as Additional Rent.

11.9 Tenant’s Property    All machinery, equipment, furniture, fixtures and personal property of Tenant, including all property under the care, custody and control of Tenant, shall be at the risk of Tenant only, and Landlord shall not be liable for damage thereto or theft, misappropriation or loss thereof. Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and protect Landlord against, and hold Landlord free and harmless from, claims arising in connection with such property.

11.10 Tenant’s Failure to Insure    In the event Tenant fails to provide Landlord with evidence of insurance required under Section 11.4 and Section 11.5, Landlord may but shall not be obligated to, without further demand upon Tenant and without waiving or releasing Tenant from any obligation contained in this Lease, effect such insurance. In such event, Tenant agrees to repay, upon demand, all sums incurred by Landlord in effecting such insurance. All such sums shall become Additional Rent hereunder, but no such payment by Landlord shall relieve Tenant from any default under this Lease.

11.11 Tenant Insurance Coverage.    In the event Tenant is removed from Landlord’s umbrella insurance policies, either because they obtained their own policies or because Landlord removed Tenant from such policies, then the parties hereto agree to renegotiate in good faith the terms in this Article 11 that are affected by such removal.

ARTICLE 12

DAMAGE OR DESTRUCTION

12.1 Tenantable Within 180 Days    If fire or other casualty shall render the whole or any material portion of the Premises untenantable, and the Premises can reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event, then Landlord shall repair and restore the Property and the Premises to as near their condition prior to the fire or other casualty as is reasonably possible within such one hundred eighty (180) day period (subject to delays for causes beyond Landlord’s reasonable control) and notify Tenant that it will be doing so, such notice to be mailed within forty-five (45) days from the date of such damage or destruction. In such case, this Lease shall remain in full force and effect, but except as provided in Section 11.1 of this Lease, Rent for the period during which the Premises are untenantable shall be abated prorata (based upon the portion of the Premises which is untenantable). If Landlord is required to repair the Premises as aforesaid, said work shall be undertaken and prosecuted with all due diligence and speed.

12.2 Not Tenantable Within 180 Days    If fire or other casualty shall render the whole or any material part of the Premises untenantable and the Premises cannot reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event, then Landlord, by notice in writing to the other sent within forty-five (45) days from the date of such damage or destruction, may terminate this Lease effective upon a date within thirty (30) days from the date of such notice.

12.3 Property Substantially Damaged    In the event that more than fifty percent (50%) of the value of the Property is damaged or destroyed by fire or other casualty, and irrespective of whether damage or destruction can be made tenantable within one hundred eighty (180) days thereafter, then at Landlord’s option, by written notice to Tenant sent within forty-five (45) days from the date of such damage or destruction, Landlord may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Tenant.

12.4 Uninsured Casualty or Unavailable Insurance Proceeds    If fire or other casualty shall render any portion of the Premises or any material portion of the Property untenantable and the insurance proceeds are not sufficient to make such repair or if Landlord’s lender requires all or a portion of the proceeds to be applied to the outstanding balance due under the loan, then the uninsured amount of such repairs shall be included in Operating Expenses and Landlord may, by notice to Tenant sent within forty-five (45) days from the date of such damages or destruction, demand payment from Tenant of Tenant’s ProRata Share of such Excess Operating Expenses.

12.5 Deductible Payments    If the Premises or the Property is damaged, and such damage is of the type insured against under the casualty insurance maintained by Landlord hereunder, the cost of repairing said damage up to the amount of the deductible under said insurance policy shall be included as a part of the Operating Expenses. If the damage is not covered by such insurance policies and Landlord elects to repair the damage, then Tenant shall pay Landlord a share of the deductible under Landlord’s insurance policies equal to Tenant’s Prorata Share of Excess Operating Expenses. If the damage was due to an act or omission of Tenant, Tenant shall pay Landlord the entire amount of the deductible under Landlord’s insurance policies as Additional Rent.

12.6 Landlord’s Repair Obligations    In the event (a) fire or other casualty shall render the whole or any material part of the Premises untenantable and the Premises cannot reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event and neither party hereto terminates this Lease pursuant to its rights herein, (b) more than fifty percent (50%) of the value of the Property is damaged or destroyed by fire or other casualty, and Landlord does not terminate this Lease pursuant to its option granted herein or (c) fifty percent (50%) or less of the value of the Property is damaged or destroyed by fire or other casualty and neither the whole nor any material portion of the Premises is rendered untenantable, then in any such event Landlord shall repair and restore the Premises and the Property to as near their condition prior to the fire or other casualty as is reasonably possible with a due diligence and speed (subject to delays for causes beyond Landlord’s reasonable control) and the Rent for the period during which the Premises are untenantable shall be abated prorata (based upon the portion of the Premises which is untenantable).

12.7 Rent Apportionment    In the event of a termination of this Lease pursuant to this Article 12, Rent shall be apportioned on a per diem basis and paid to the date of the fire or other casualty.

12.8 Additional Work and Alterations    In no event shall Landlord be obligated to repair or restore any Additional Work, Alterations, special equipment or other improvements installed by Tenant at Tenant’s expense.

ARTICLE 13

EMINENT DOMAIN

13.1 Termination of Lease    If the whole or any substantial part of the Premises is taken by any public authority under the power of eminent domain or taken in any manner for any public or quasi-public use, so as to render the remaining portion of the Premises unsuitable for the purposes intended hereunder, then this Lease shall terminate as of the day possession shall be taken by such public authority and Landlord shall make a pro rata refund of any prepaid Rent. In the event that fifty percent (50%) or more of the building area or fifty percent (50%) or more of the value of the Property is taken by public authority under the power of eminent domain then at Landlord’s option by written notice to Tenant, mailed within sixty (60) days from the date possession shall be taken by such public authority, Landlord may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Tenant.

13.2 Landlord’s Repair Obligations    In the event this Lease is not terminated pursuant to Section 13.1, Landlord shall, at its sole cost and expense, restore the

Premises and Property to a complete architectural unit and the Base Rent provided for herein during the period from and after the date of delivery of possession pursuant to such proceedings to the termination of this Lease shall be reduced to a sum equal to the product of the Base Rent provided for herein multiplied by a fraction, the numerator of which is the fair market rent of the Premises after such taking and after same has been restored to a complete architectural unit, and the denominator of which is the fair market rent of the Premises prior to such taking. In addition, Tenant’s Prorata Share of Excess Operating Expenses for the same period shall be adjusted in accordance with Section 3.3 after due consideration of the rentable square footage of the Premises after the date of delivery of possession pursuant to such proceedings compared to the rentable square footage of the Building after the date of delivery of possession pursuant to such proceedings.

13.3 Tenant’s Participation

All damages awarded for such taking under the power of eminent domain or any like proceedings shall belong to and be the property of Landlord, Tenant hereby assigning to Landlord its interest, if any, in said award. Tenant shall have the right to prove in any condemnation proceedings and to receive any separate award which may be made for damages to or condemnation of Tenant’s movable trade fixtures and equipment and for moving expenses; provided however, Tenant shall in no event have any right to receive any award for its interest in this Lease or for loss of leasehold.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Restriction on Transfers.    Tenant shall not assign, mortgage, pledge, transfer, sublease or otherwise encumber or dispose of this Lease, or any interest therein, or in any manner assign, mortgage, pledge, transfer or otherwise encumber or dispose of its interest or estate in the Premises, or any portion thereof (each such event being a “Transfer”), without obtaining Landlord’s prior written consent, which consent shall not be unreasonably withheld, in each and every instance, which consent may be withheld in Landlord’s sole and absolute discretion. No Transfer shall release Tenant from its liability under this Lease.

14.2 Further Definition of Transfer    For the purposes of this Lease, a Transfer prohibited by this Article 14 shall be deemed to include the following: if Tenant is a partnership, a withdrawal or change (voluntary, involuntary, by operation of law) of any one or more of the partners thereof, or the dissolution of the partnership; or, if Tenant consists of more than one person, a purported assignment, transfer, mortgage or encumbrance (voluntary, involuntary, by operation of law or otherwise) from one constituent member to any other constituent member, or to any third party; or, if Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of Tenant, or any change in the ownership (voluntary, involuntary, by operation of law, creation of new stock or otherwise) of fifty percent (50%) or more of its capital stock from the ownership existing on the date of execution hereof, or, the sale of fifty percent (50%) of the value of the assets of Tenant.

14.3 Recapture    No less than thirty (30) days prior to the effective date of a proposed Transfer (other than one made pursuant to Section 14.2), Tenant shall offer to reconvey to Landlord, as of said effective date, that portion of the Premises which Tenant is seeking to assign or sublet, which offer shall contain an undertaking by Tenant to accept, as full and adequate consideration for the reconveyance, Landlord’s release of Tenant from all future Rent and other obligations under this Lease with respect to the Premises or the portion thereof so reconveyed. Landlord, in its absolute discretion, shall accept or reject the offered reconveyance within thirty (30) days of the offer and if Landlord accepts, the reconveyance shall be evidenced by an agreement acceptable to Landlord in form and substance. If Landlord fails to accept or reject the offer within the thirty (30) day period, Landlord shall be deemed to have rejected the offer.

14.4 Costs    Tenant agrees to pay on behalf of Landlord any and all costs of Landlord, including reasonable attorney’s fees, occasioned by such Transfer.

14.5 Proceeds    If Landlord rejects or is deemed to have rejected Tenant’s offer of reconveyance and if Landlord gives its consent to any Transfer, or if Tenant is otherwise permitted to make any Transfer pursuant to this Lease, Tenant shall in consideration therefore, pay to Landlord, as Additional Rent any and all amounts by which the rent and any other consideration paid by the transferee in the Transfer exceeds the Rent due and payable by Tenant to Landlord hereunder. With respect to a sublease of less than the entire Premises, the Rent due under this Lease shall be appropriately prorated on a per rentable square foot basis to determine any such excess amounts. Any such excess amounts shall be paid by Tenant to Landlord as and when payable by the assignee or subtenant to Tenant.

ARTICLE 15

DEFAULTS; REMEDIES

15.1 Events of Default    The occurrence of any of the following, if not cured within fifteen (15) (or such other amount of time as may be specifically provided for elsewhere in this Lease) days of notice of such breach, shall constitute a default and breach of this Lease by Tenant:

15.1.1 Vacating or Abandonment. If Tenant vacates or abandons the Premises.

15.1.2 Failure to Pay Base Rent or Additional Rent.    If Tenant fails to pay Base Rent, Additional Rent or any other amounts due hereunder as and when due.

15.1.3 Failure to Perform.    If Tenant fails to perform any of Tenant’s nonmonetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if performance as required by this Lease reasonably requires more than thirty (30) days to complete, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion and accomplishes the cure within ninety (90) days. Landlord shall not be required to give such notice if Tenants failure to perform constitutes a non-curable breach of this Lease.

15.1.4 Repeated Defaults.    Notwithstanding anything to the contrary set forth in Subsection 15.1.3 above, in the event Tenant fails to perform any non-monetary obligations under this Lease more than once in any calendar year, then any further non-monetary failure in such calendar year shall constitute an event of default without any notice or opportunity to cure.

15.1.5 Other Defaults.    If (a) Tenant makes a general assignment or general arrangement for the benefit of creditors; (b) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (c) a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (d) substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subsection is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the Rent (or any other consideration) paid in connection with such assignment or sublease and the Rent payable by Tenant hereunder.

The notices required by this section are intended to satisfy any and all notice requirements imposed by the Laws and are not in addition to any such requirements.

15.2 Remedies    In the event any default or breach specified above in Section 15.1 occurs, Landlord may at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default or breach:

15.2.1 Termination of Tenant’s Right to Possession of the Premises.    Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorney’s fees, and any real estate commission actually paid or required to be paid.

15.2.2 Right of Re-Entry and Reletting.    Reenter and take possession of the Premises and relet the same for Tenant’s account, holding Tenant liable for all damages and expenses incurred by Landlord in any such reletting and for any difference between the amount of rents received from such reletting and those due and payable under the terms of this Lease. In the event Landlord relets the Premises, Landlord shall have the right to lease or let the Premises or portions thereof for such periods of time and such rentals and for such use and upon such covenants and conditions as Landlord, in its sole discretion, may elect, and Landlord may make such repairs and improvements to the Premises as may be necessary. Landlord shall be entitled to bring such actions or proceedings for the recovery of any deficits due to Landlord as it may deem advisable, without being obligated to wait until the end of the term, and commencement or maintenance of any one or more actions shall not bar Landlord from bringing other or subsequent actions for further accruals, nor shall anything in this Subsection 15.2.2 limit or prohibit Landlord’s right at any time to accelerate all rents and charges due from Tenant to the end of the term, or to terminate this Lease by giving notice to Tenant;

15.2.3 Acceleration of Rent.    Declare all rents and charges due hereunder to be immediately due and payable and thereupon all such amounts due to the end of the term shall thereupon be accelerated; provided, however, such accelerated amounts shall be discounted to their then present value on the basis of a five percent (5%) per annum discount from the respective dates that such amounts would have been paid hereunder. In the event that any charges due hereunder cannot be exactly determined as of the date of acceleration, the amount of such charges shall be determined by Landlord in a reasonable manner based on historical increases in such charges;

15.2.4 Other Remedies    Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the State.

15.3 Costs    Tenant shall reimburse and compensate Landlord upon demand, as Additional Rent, for any actual pecuniary loss incurred by Landlord in connection with, resulting from or related to any breach or default of Tenant under this Lease, whether or not suit is commenced or judgment entered. Such loss shall include all reasonable legal fees, costs and expenses incurred in the negotiation, settlement or enforcement of rights or remedies of Landlord or necessary to protect Landlord’s interest under this Lease in a bankruptcy case or proceeding under Title II of the United States Code, as amended. Tenant shall also indemnify, defend (with counsel reasonably acceptable to Landlord) and protect Landlord against, and hold Landlord free and harmless from, all Claims incurred by Landlord if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant, by any third party against Tenant or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy case or proceeding under Title II of the United States Code, as amended.

15.4 No Waiver    No failure by Landlord to insist upon the performance of any of the terms of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial rent from Tenant or any third party during the continuance of any such breach, shall constitute a waiver of any such breach or of any of the terms of this Lease. None of the terms of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord and/or by Tenant, as the case may be. No waiver of any default of Tenant herein shall be implied from any omission by Landlord to take any action on account of such default. One or more waivers by Landlord shall not be construed as a waiver of a subsequent breach of the same covenant, term or condition. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

15.5 Waiver by Tenant    Tenant hereby waives all claims resulting from Landlord’s re-entry and taking possession of the Premises and removing and storing the property of Tenant as permitted under this Lease and will save Landlord harmless from all losses, costs or damages occasioned thereby. No such reentry shall be considered or construed to be a forcible entry by Landlord.

ARTICLE 16

PROTECTION OF CREDITORS

16.1 Subordination    This Lease shall be subject and subordinate at all times to any ground lease, or the lien of any mortgages, deeds of trust or other security instruments in any amount or amounts whatsoever now or hereafter placed on or against Landlord’s interest herein without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination. Tenant hereby agrees, at the written request of any lienholder or purchaser of Landlord’s interest pursuant to such foreclosure or other proceedings, to attorn to such lienholder or purchaser or, at such lienholder’s or purchaser’s option, to enter into a new lease for the balance of the term hereof upon the same terms and provisions as are contained in this Lease. Notwithstanding the foregoing, Tenant shall execute and deliver such further instrument or instruments evidencing such subordination of this Lease to the ground lease or lien of any such mortgages, deeds of trust or other security instruments as may be requested by Landlord within ten (10) days after receipt of written notice to do so and the receipt by Tenant of the instruments to be executed by it. Tenant hereby appoints Landlord, its successors and assigns, the attorney-in-fact of Tenant irrevocably to execute and deliver any and all such instruments for an on behalf of Tenant. Notwithstanding the above, Landlord represents that it is authorized to enter into this Lease, that it is a good and valid lease to which Landlord shall be bound for the Term hereof.

ARTICLE 17

TERMINATION OF LEASE

17.1 Surrender of Premises.    At the expiration of the Term, Tenant shall surrender the Premises to the Landlord suitable for general office and lab use only and in a first class condition, reasonable wear and tear excepted. All hazardous materials shall be removed, premises shall be free of contamination as s discussed in article 6 Hazardous Materials. Tenant shall surrender all keys to the Premises to Landlord’s managing agent or to Landlord at the place then fixed for the payment of Base Rent and shall inform Landlord of all combinations on locks, safes and vaults, if any. Tenant shall remove all of its property there from and all alterations and improvements placed thereon by Tenant including but not limited to Tenant’s laboratory installations, equipment, machinery, etc. as directed by Landlord. Tenant shall repair any damage to the Premises caused by such removal, and any and all such property not so removed shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord at Tenant’s cost and expense without further notice to or demand upon Tenant. If the Premises are not surrendered as above set forth, Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord) and protect Landlord against, and hold Landlord free and harmless from, any Claim resulting from the delay by Tenant in so surrendering the Premises, including without limitation, any claim made by any succeeding occupant founded on such delay. All property of Tenant not removed on or before the last day of the Term shall be deemed abandoned. Tenant hereby appoints Landlord its agent to remove, at Tenant’s cost, all property of Tenant from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant and Landlord shall not be liable for damage, theft, misappropriation or loss thereof and Landlord shall not be liable in any manner in respect thereto.

17.2 Holding Over    In the event Tenant remains in possession of the Premises after expiration of this Lease, and without the execution of a new lease, but with Landlord’s written consent, it shall be deemed to be occupying the Premises as a tenant from month to month, subject to all the provisions, conditions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Base Rent shall be escalated to one hundred twenty-five percent (125%) of Landlord’s then current Base Rent for the Premises according to Landlord’s then current rental rate schedule for prospective tenants. In the event Tenant remains in possession of the Premises after expiration of this Lease and without the execution of a new lease and without Landlord’s written consent, Tenant shall be deemed to be occupying the Premises without claim of right and Tenant shall pay Landlord for all costs arising out of loss or liability resulting from delay by Tenant in so surrendering the Premises as provided in Section 17.1 and shall pay a charge for each day of occupancy an amount equal to double the Base Rent and Additional Rent (on a day basis) then currently being charged by Landlord on new leases in the Property for space similar to the Premises.

ARTICLE 18

MISCELLANEOUS PROVISIONS

18.1 Notices All notices which are required or permitted hereunder must be in writing and shall be deemed to have been given, delivered or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) when delivered by personal delivery or (ii) three (3) business days after having been deposited in the United States Mail, certified or registered, return receipt requested, sufficient postage affixed and prepaid, or (iii) one (1) business day after having been deposited with an expedited overnight courier service (such as by way of example, but not limitation, Federal Express or UPS), addressed to the party to whom notice is intended to be given at the address set forth in the Basic Terms.

18.2 Landlord’s Continuing Obligations    The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of the fee title of the Property. In the event of any transfer or conveyance of the Property, the then grantor shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed; provided that any funds in the hands of such grantor at the time of such transfer, in which Tenant has an interest, shall be turned over to the grantee for payment to Tenant in accordance with this Lease. It is intended by this Section 18.2 that the covenants and obligations contained in this Lease on the part of Landlord shall be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership of the Building.

18.3 Successors.    The covenants and agreements herein contained shall bind and inure to the benefit of Landlord, its successors and assigns, and Tenant and its permitted successors and assigns.

18.4 Captions and Interpretation    The captions of the Articles and Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission.

18.5 Relationship of Parties.    This Lease does not create the relationship of principal and agent, or of partnership, venture, or of any association or relationship between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of landlord and tenant.

18.6 Entire Agreement    Any exhibits, addenda and schedules attached hereto shall be incorporated herein as though fully set forth herein (the “Exhibits”). All preliminary and contemporaneous negotiations are merged into and incorporated in this Lease. This Lease together with the Exhibits contains the entire agreement between the parties. No subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by the party to be charged with their performance.

18.7 Severability    If any covenant, condition, provision, term or agreement of this Lease shall, to any extent, be held invalid or unenforceable, the remaining covenants, conditions, provisions, terms and agreements of this Lease shall not be affected thereby, but each covenant, condition, provision, term or agreement of this Lease shall be valid and in force to the extent permitted by Law.

18.8 Landlord’s Limited Liability    Tenant agrees to look solely to Landlord’s equity interest in the Building for recovery of any judgment from Landlord, it being agreed that Landlord (and if Landlord is a partnership, its partners, whether general or limited, and if Landlord is a corporation, its directors, officers or shareholders and if Landlord is a limited liability company, its governors, managers or members) shall never be personally liable for any personal judgment or deficiency decree or judgment against it, nor shall Tenant be entitled to reach any of the general corporate assets of Landlord, or its parent corporation or its affiliated corporations for satisfaction of any such judgment.

18.9 Survival    All obligations (together with interest on money obligations at the Maximum Rate of Interest) accruing prior to expiration of the Term shall survive the expiration or other termination of this Lease.

18.10 Attorneys’ Fees    In the event of any litigation or judicial action in connection with this Lease or the enforcement thereof or the enforcement of any indemnity obligation hereunder, the prevailing party in any such litigation or judicial action shall be entitled to recover all costs and expenses of any such judicial action or litigation (including, but not limited to, reasonable attorneys’ fees, costs and expenditures fees) from the other party, whether incurred before, during or after trial, including appeals, as well as bankruptcy actions.

18.11 Governing Law    This Lease shall be governed by the laws of California. All covenants, conditions and agreements of Tenant arising hereunder shall be performable in the county wherein the Premises are located. Any suit arising from or relating to this Lease shall be brought in the county wherein the Premises are located, and the parties hereto waive the right to be sued elsewhere.

18.12 Time is of the Essence.    Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

18.13 Joint and Several Liability.    All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

18.14 Tenant’s Waiver    Any claim which Tenant may have against Landlord for default in performance of any of the obligations herein contained to be kept and performed by Landlord shall be deemed waived unless such claim is asserted by written notice thereof to Landlord within thirty (30) days of commencement of the alleged default or of accrual of the cause of action and unless suit be brought thereon within six (6) months subsequent to the accrual of such cause of action.

18.15 Delivery of Tenant Organization Documents    In the event Tenant is an entity, Tenant shall without charge to Landlord, at any time and from time to time within ten (10) days after written request by Landlord, deliver the following instruments and documents:

(a) Certificate of Good Standing from the state of formation of Tenant and the State, confirming that Tenant is in good standing under the corporate laws governing formation;

(b) A copy of Tenant’s organizational documents and any amendments or modifications thereof, certified as true and correct by an appropriate official of Tenant.

18.16 Provisions are Covenants and Conditions    All provisions, whether covenants or conditions, shall be deemed to be both covenants and conditions.

18.17 Business Days    As used herein, the term “business days” shall mean any day which is not Saturday, Sunday or a legal holiday in the State.

18.18 Force Majeure    If Landlord or Tenant shall be delayed or prevented from the performance of any act required hereunder (excluding, however, the payment of money) by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, respect of governmental laws or regulations, or by reason of any order or direct of any legislative, administrative or judicial body, or any government department, or by reason of not being able to obtain any licenses, permissions or authorities required therefor, or other causes without fault or beyond the reasonable control of Landlord or Tenant, performance of such acts by Landlord or Tenant shall be excused for the period of the delay and the period of the performance of any such acts shall be extended for a period equivalent to the period of such delay. Such delays are sometimes referred to in this Lease as “Force Majeure.”

18.19 Submission of Lease    Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

18.20 Relocation    At any time or from time to time during the Lease Term or any renewal thereof, Landlord shall have the right, with Tenant’s consent which shall not be unreasonably withheld, to relocate all or a portion of Tenant from the Premises to any other office space in the Building. Landlord shall deliver notice to Tenant of Landlord’s desire to relocate Tenant, together with a proposal for the area to which such Premises shall be relocated and an estimated date on which Tenant will be relocated. Should Landlord exercise its right to relocate Tenant under this Section 18.21 then (i) expenses of said relocation or of any necessary renovation or alteration, as calculated by Landlord prior to any relocation, shall be paid by Landlord, and (ii) following such relocation, the substituted space shall for all purposes thereinafter constitute the Premises and all terms and conditions of this Lease shall apply with full force and effect to the Premises as so relocated. If Tenant refuses to move its premises on the date specified in Landlord’s notice, Landlord shall have the right to terminate this Lease by giving notice of such termination to Tenant (the “Termination Notice”). Such termination shall be effective upon any date selected by Landlord in the Termination Notice which is at least ten (10) days after the Termination Notice is given by Landlord to Tenant. Tenant hereby further covenants and agrees to promptly execute and deliver to Landlord any lease amendment or other such document appropriate to reflect the changes in the Lease described or contemplated above.

18.21 No Waste.    Tenant covenants not to do or suffer any waste or damage or disfigurement or injury to the Premises or Building and Tenant further covenants that it will not vacate or abandon the Premises during the term of this Lease.

18.22 Reconfiguration    Upon reasonable prior notice to Tenant Landlord shall have the right to close any portion of the building area or land area to the extent as may, in Landlord’s reasonable opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein. Landlord shall at all times have full control, management and direction of the Building and the Common Areas, subject to the rights of Tenant in the Premises, and Landlord reserves the right at any time and from time to time to modify and/or construct additions to the Common Areas and Building, and to create additional rentable areas through use and/or enclosure of common areas, or otherwise, and to place signs on the Building, and to change the name, address, number or designation by which the Building is commonly known. No implied easements are granted by this Lease. Except where any activity performed under this Section 18.22 is required by law, Landlord shall provide reasonable notice and use its best efforts to obtain Tenant’s consent (which consent shall not be unreasonably withheld) prior to closing any portion of the Premises or undertaking any other activity under this Section 18.22 that could reasonably be found to have a material adverse effect on Tenant’s business or operations.

18.23 No Construction Against Drafting Party    Landlord and Tenant acknowledge that each of them and their respective counsel have had an opportunity to review this Lease and that this Lease will not be construed against Landlord merely because Landlord has prepared it.

18.24 No Easements for Light or Air    Any diminution or shutting of light, air or view by any structure that may be erected on lands adjacent to the Building will in no way affect this Lease or impose any liability on Landlord.

18.25 Radon Gas    Radon is a naturally occurring radioactive gas that, when it has accumulated in a structure in sufficient quantities, may present health risks to persons who are exposed to it. Levels of radon that exceed federal and state guidelines have been found in buildings in the State of California. Additional information regarding radon and radon testing may be obtainable from the county public health unit. Landlord makes no representation to Tenant concerning the presence or absence of radon gas in the Premises or the Building at any time or in any quantity. By executing this Lease, Tenant expressly releases Landlord from any loss, claim, liability, or damage now or hereafter arising from or relating to the presence at any time of such substances in the Premises or the Building.

18.26 Confidentiality Clause    Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for the Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent of the Landlord to any disclosures shall not be deemed to be a waiver on the part of the Landlord of any prohibition against any future disclosure. Tenant shall indemnify, defend upon request, and hold Landlord harmless from and against all costs, damages, claims, liabilities, expenses, losses, court costs, and attorneys’ fees suffered or claimed against Landlord, its agents, servants, and employees, based in whole or in part upon the broach of this subparagraph by Tenant, its agents, servants, and employees. The obligations within this subparagraph shall survive the expiration or earlier termination of this Lease.

18.27 Financial Reports    Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements; provided, however, that this provision shall not apply so long as Tenant’s financial statements are publicly available. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (a) to Landlord’s lenders or prospective purchasers of the Building, (b) in litigation between Landlord and Tenant, and (c) if required by court order. Landlord further has the right to report to others its credit experience.

ARTICLE 19

TELECOMMUNICATIONS

Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All installations of telecommunications equipment and wires shall be accomplished pursuant to plans and specifications approved in advance in writing by Landlord. Unless Landlord otherwise requests or consents in writing, all of Tenant’s telecommunications equipment shall be and remain solely in the Premises and the telephone closet(s) on the floor(s) on which the Premises is located, in accordance with rules and regulations adopted by Landlord from time to time. Landlord shall have no responsibility for the maintenance of Tenant’s telecommunications equipment, including wire; nor for any wiring or other infrastructure to which Tenant’s telecommunications equipment may be connected. Tenant agrees that, to the extent any such service is interrupted, curtailed or discontinued from any cause whatsoever, whether or not such loss, or damage results from any fault, default, negligence, act or omission of Landlord or its agents, servants, employees, or any other person for whom Landlord is in law responsible, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

Landlord shall have the right, upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with the operation of the Building or installation of telecommunications equipment for other tenants of the Building; provided, however, in the event of an interruption or shut down due to any circumstance other than a event of emergency, Landlord shall use its best efforts to obtain Tenant’s prior consent and to coordinate such interruption or shut down with Tenant so as to avoid any material adverse effect on Tenant’s business or operations.

Any and all telecommunications equipment installed in the Premises or elsewhere in the Building by or on behalf of Tenant, including wiring or other facilities for telecommunications transmittal, shall be removed prior to the expiration or earlier termination of the Term, by Tenant at its sole cost or, at Landlord’s election, by Landlord at Tenant’s sole cost, with the cost thereof to be paid as Additional Rent. Landlord shall have the right, however, upon written notice to Tenant given no later than ten (10) days prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Base Rent or Additional Rent, any and all telecommunications wiring and related infrastructure, or selected components thereof, whether located in the Premises or elsewhere in the Building.

In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants of the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to alterations as described in Article 9 of this Lease; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and materials; (v) the provider agrees to abide by Landlord’s requirements, if any, that provider use existing Building conduits and pipes or use building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the provider such compensation as is reasonably determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (viii) all of the foregoing matters are documented in a written license or other agreement between Landlord and the provider, the form and content of which is reasonably satisfactory to Landlord.

Notwithstanding any provision of the preceding paragraphs to the contrary, the refusal of the Landlord to grant its approval to any prospective telecommunications provider shall not be deemed a default or breach by Landlord of its obligation under this Lease unless and until Landlord is adjudicated to have acted recklessly or maliciously with respect to Tenant’s request for approval, and in that event, Tenant shall still have no right to terminate the Lease or claim an entitlement to rent abatement, but may as Tenant’s sole and exclusive recourse seek a judicial order of specific performance compelling Landlord to grant its approval as to the prospective provider in question. The provisions of this paragraph may be enforced solely by Tenant and Landlord, are not for the benefit of any other party, and specifically but without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antennae and satellite receiver dishes, within the Premises or the Building, without Landlord’s prior written consent. Such consent may be conditioned in such a manner so as to protect Landlord’s financial interests and the interests of the Building, and the other tenants therein, in a manner similar to the arrangements described in the immediately preceding paragraphs.

In the event that telecommunications equipment, wiring and facilities installed by or at the request of Tenant within the Premises, or elsewhere within the Building causes interference to equipment used by another party, Tenant shall assume all liability related to such interference, Tenant shall use reasonable efforts, and shall cooperate with Landlord and other parties, to promptly eliminate such interference. In the event that Tenant is unable to do so, Tenant shall substitute alternative equipment which remedies the situation. If such interference persists,

Tenant shall discontinue the use of such equipment, and, at Landlord’s discretion, remove such equipment according to foregoing specifications.

ARTICLE 20

RIGHT OF FIRST REFUSAL

Tenant shall have a right of refusal to purchase the Building at a fair market price in the event Landlord decides to sell or offer for sale the Building Tenant occupies. Prior to any sale of the Building to a third party, Landlord shall give Tenant notice of its intent to sell the Building, and if known, the terms of such sale. Tenant shall have 10 days in to submit a bid or accept Landlord’s terms. If Landlord does not receive an offer or acceptance within such 10 day period, then Landlord shall have the right to proceed with a sale of the Building to a third party.

Landlord and Tenant have signed this Lease on the dates specified adjacent to their signatures below.

Signed, sealed and delivered in the presence of:		CYPRESS SEMICONDUCTOR CORP:

		By:		/s/ Neil Weiss

Name:			Name:	Neil Weiss

	(Print or Type Name)		Title:	Senior Vice President, Treasurer

Name:

	(Print or Type Name)		Dated:	May 15, 2006

SUNPOWER CORPORATION:

		By:		/s/ Emmanuel T. Hernandez

Name:			Name:	Emmanuel T. Hernandez

	(Print or Type Name)		Title:	Chief Financial Officer

Name:

	(Print or Type Name)		Dated:	May 15, 2006

EXHIBIT “A”

FLOOR PLAN

[To Be Attached]

EXHIBIT “B”

PERMITTED SUBSTANCES

EXHIBIT “C”

Cost	$42,300
Property Tax	$9,296
Electricity	$36,000
N.Gas	$5,000
Janitorial	$11,156
Waste	$2,000
Water	$1,000
Security	$5,833
Insurance	$1,500
Maintenance	$17,973
Landscaping	$1,500

EXHIBIT “D”

TENANT IMPROVEMENTS

1.    Landlord shall construct, or cause to be constructed in the Premises, the tenant improvements outlined generally in accordance with the improvement estimates attached hereto as Exhibit “D-1” (the “Tenant Improvements”) using contractors approved by Landlord in its sole discretion and under the terms and conditions set forth below.

2.    If Tenant desires any changes, Tenant shall be required to evidence any such change desired by Tenant to Landlord in writing and Landlord shall have the right to withhold its consent to such changes. Tenant acknowledges that Tenant shall be responsible for any and all costs associated with any such changes.

3.    Any other work desired by Tenant, (the “Additional Work”), shall be performed by Tenant, at Tenant’s sole expense, using contractors and pursuant to plans approved by Landlord.

4.    The Improvement Allowance described in Section 2.3 of the Lease shall be applied toward all design costs and all costs of obtaining materials and constructing the Tenant Improvements, such costs to include, without limitation, the cost of preparing plans, the cost of any changes to the plans and any costs necessary to file the plans with, and obtain the necessary permits and approvals of, any governmental authority having jurisdiction thereof (the “Cost of Tenant Improvements”). If the Improvement Allowance is not totally exhausted in paying the Cost of Tenant Improvements, Landlord shall retain any such excess.

5.    If the Cost of Tenant Improvements exceeds the Improvement Allowance, the amount of such excess (the “Cost Differential”) shall be paid by Tenant.

6.    Landlord, at Landlord’s discretion, may permit Tenant and Tenant’s agents to enter the Premises prior to the Commencement Date to allow Tenant to perform any Additional Work required by Tenant to make the Premises ready for Tenant’s use and occupancy. If Landlord permits such entry prior to the Commencement Date, such permission is conditioned upon Tenant and its agents, contractors, employees and invitees working in harmony and not interfering with Landlord and its agents, contractors and employees in constructing the Tenant Improvements and other work for other tenants and occupants of the Building. If at any time such entry shall cause or threaten to cause disharmony or interference, Landlord shall have the right to withdraw such permission immediately. Tenant agrees that any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease except as to the covenant to pay the rent, and further agrees Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of the Tenant Improvements and installations made in the Premises or to properties or persons placed or present therein prior to the Commencement Date, the same being at Tenant’s sole risk.

7.    Tenant acknowledges that Landlord is not being compensated to perform the Tenant Improvements. TENANT FURTHER ACKNOWLEDGES THAT LANDLORD SHALL NOT BE LIABLE FOR ANY DIRECT, SPECIAL, INCIDENTAL,

CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM LANDLORD’S PERFORMANCE UNDER THIS EXHIBIT D, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) OR OTHERWISE.

EXHIBIT “D-1”

SunPower	Budget
Mechanical	$123,514
Add for new HEPAs	$13,000
Mechanical CO	$28,417
Mechanical CO	$10,500
Electrical	$162,150
Electrical CO	$21,328
Architectural	$130,959
Architectural CO	$1,977
Architectural CO	$1,225
Architectural CO	$1,500
Fire protection	$33,693
Security/Readers	$5,000
Fire alarm	$5,000
IT/cabling	$—
Server Room	$48,500
People move	$23,441
Tool move
People move Contingency	$3,000
Demo LV wiring	$10,000
IT moves-Murphy McKay	$5,094
Electrical Tie in	$3,650
B3 Office Electrical	$10,500
IT Room Electrical	$6,500
Phones	$—
Fire extinguishers, maps, etc	$3,000
Sign Install	$3,000
FaciliCorp	$60,000
Engr/PM-Darren	$30,000
JE CO	$6,000
Cold room relocation	$7,500
Subtotal	$758,448
Contingency	$55,000
Total	$813,448